UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 3, 2022

NICHOLAS FINANCIAL, INC.

(Exact name of registrant as specified in its Charter)

British Columbia, Canada	0-26680	59-2506879
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2454 McMullen Booth Road, Building C Clearwater, Florida	33759
(Address of Principal Executive Offices)	(Zip Code)

(727) 726-0763

(Registrant’s telephone number, Including area code)

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NICK	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As part of the restructuring plan disclosed in response to Item 8.01 of this Current Report on Form 8-K, on November 3, 2022, Nicholas Financial, Inc., a Florida corporation (“Nicholas”) and indirect wholly-owned subsidiary of Nicholas Financial, Inc., a British Columbia company and the registrant (the “Company”), entered into a loan servicing agreement (the “Servicing Agreement”) with Westlake Portfolio Management, LLC, a California limited liability company (“Westlake”).

Pursuant to the Servicing Agreement, on or around the “Closing Date” (expected to occur prior to early December 2022), Westlake will begin servicing all receivables held by Nicholas under its automobile finance installment contracts and direct loans, except for charged-off and certain other receivables. Those receivables covered by the Servicing Agreement as of the Closing Date are referred to as the “initial receivables.” Nicholas expects to add additional receivables to the receivables pool covered under the Servicing Agreement from time to time in the future. All receivables remain vested in Nicholas.

More specifically, Westlake has agreed to manage, service, administer and make collections on the receivables, as well as perform certain other duties specified in the agreement, in accordance with servicing practices and standards used by prudent sale finance companies or lending institutions that service motor vehicle secured retail installment contracts of the same type. Westlake will maintain custody of the receivable files and lien certificates, acting as custodian for the Company.

Under the Servicing Agreement, Nicholas has agreed to pay Westlake a boarding fee with respect to the initial receivables, and boarding fees based on a percentage of any additional receivables to be added to the pool in the future. In addition, Nicholas is obligated to pay Westlake monthly servicing fees depending on the aggregate principal balance of receivables, the types of services provided by Westlake and the payment status of the various loans. The Company expects to classify such fees as administrative costs on its financial statements. The disclosure on administrative costs included in Item 2.05 of this Current Report on Form 8-K, which relates solely to the initial receivables, is incorporated herein by reference. Any additional receivables will also be subject to such servicing fees and presented as administrative costs on the Company’s financial statements. Collections of amounts made after accounts have been charged off are split between Nicholas and Westlake. Nicholas must also reimburse Westlake for certain expenses specified in the Servicing Agreement.

The Servicing Agreement contains representations and warranties by both parties. It allows Westlake to delegate its duties under the agreement to an affiliate or subservicer with Nicholas’ prior written consent. If certain events specified in the Servicing Agreement occur (“Servicer Termination Events”), Nicholas is entitled to terminate Westlake’s rights and obligations and appoint a successor servicer under the agreement.

The Servicing Agreement will become effective after Nicholas has transferred the relevant receivables files to Westlake and expires upon the earliest to occur of (i) the date on which Nicholas sells, transfers or assigns all outstanding receivables to a third party (including to Westlake), (ii) the date on which the last receivable is repaid or otherwise terminated and (iii) 3 years from the Closing Date. If Nicholas terminates the Agreement other than for a Servicer Termination Event, it is obligated to pay Westlake a termination fee if the termination occurs prior to the third anniversary of the Closing Date, which fee, if payable, is expected to exceed $1 million.

Item 2.05 Costs Associated with Exit or Disposal Activities.

As part of the restructuring plan disclosed in response to Item 8.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference, the Board of Directors of the Company determined on November 3, 2022 to close 34 of its 36 branches. Consolidation of workforce associated with these closures is expected to impact approximately 173 employees, representing 82% of the Company workforce as of such date.

The expected total charges are between $11.1 million and $12.4 million, consisting of cash expenditures between $11.0 million and $12.3 million, and approximately $0.1 million of non-cash impairment charges associated with lease obligations.

Of the expected total charges, the Company estimates incurring, in the first year following implementation of the restructuring plan, between $4.3 million and $4.6 million of administrative costs, between $0.2 million and $0.3 million of employee-related costs, including severance expenses, and between $3.3 million and $3.4 million for lease terminations, and, in the second through fifth year following such implementation, between $3.2 million and $4.0 million of administrative costs in the aggregate.

The closing of branches and consolidation of the workforce is expected to be completed by January 31, 2023. The Company expects that the majority of lease terminations and employee-related charges will be recorded in the third quarter of Fiscal Year 2023.

The above estimates of charges and timelines could change as the Company’s plans evolve and become finalized.

Item 8.01 Other Events.

On November 3, 2022, the Company announced a change in operating strategy and restructuring plan with the goal of reducing operating expenses and freeing up capital. As part of this plan, the Company would shift from a decentralized to a regionalized business model. While the Company intends to continue purchase and origination activities, its servicing, collections and recovery operations will be outsourced to Westlake. The Company expects that this plan will reduce overhead, streamline operations and reduce compliance risk, while maintaining the Company’s underwriting standards. The related press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits

Exhibit #	Description
99.1	Press Release Restructuring Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

NICHOLAS FINANCIAL, INC.
(Registrant)

Date: November 3, 2022	/s/ Irina Nashtatik
Irina Nashtatik
Chief Financial Officer (Principal Financial Officer)